Exhibit 99.1

Media Contact:	Mike Osborne
Sparton Corporation
Email: ir@sparton.com
Office: (847) 762-5800

Analyst Contact:	Mike Osborne
Sparton Corporation
Email: ir@sparton.com
Office: (847) 762-5800

Investor Contact:	John Nesbett/Jennifer Belodeau
Institutional Marketing Services (IMS)
Email: jnesbett@institutionalms.com
Office: (203) 972-9200

FOR IMMEDIATE RELEASE

Sparton Announces CFO Transition

SCHAUMBURG, Ill. – June 1, 2015 – Sparton Corporation (NYSE: SPA) announced today that Don Pearson, Senior Vice President and Chief Financial Officer of Sparton Corporation, will be leaving, effective June 9, 2015, in order to accept a position as Chief Financial Officer of a private equity-backed company.

The Company is conducting a search for a new Chief Financial Officer and has engaged a senior finance professional to assist the Company with financial and accounting matters on an interim basis. During the search phase, Mr. Wood will serve as interim principal financial officer for the Company.

Mr. Pearson noted that his resignation did not result from any disagreement regarding the Company’s financial reporting or accounting policies, procedures, estimates or judgments, but was due to the nature of the opportunity he was offered. The Company does not anticipate any disruption to financial reporting, planning, integration matters or other initiatives which Mr. Pearson is involved in.

“We wish Don the best as he moves to his new opportunity,” said Cary Wood, President and CEO of Sparton. “It is disappointing to lose Don at this time, but the opportunity in front of him is too great to ignore. Over the last several months, his leadership has been a valuable ingredient in influencing and preparing Sparton to effectively execute the 2020 Vision by effectively strengthening the finance team, processes, and systems since his arrival.”

About Sparton Corporation

Sparton Corporation (NYSE:SPA), now in its 115th year, is a provider of complex and sophisticated electromechanical devices with capabilities that include concept development, industrial design, design and manufacturing engineering, production, distribution, field service, and refurbishment. The primary markets served are Medical & Biotechnology, Military & Aerospace, and Industrial & Commercial. Headquartered in Schaumburg, IL, Sparton currently has nine manufacturing locations and four engineering design centers worldwide. Sparton’s Web site may be accessed at www.sparton.com.

Safe Harbor and Fair Disclosure Statement

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: To the extent any statements made in this release contain information that is not historical, these statements are essentially forward-looking and are subject to risks and uncertainties, including the difficulty of predicting future results, the regulatory environment, fluctuations in operating results and other risks detailed from time to time in Sparton’s filings with the Securities and Exchange Commission (SEC). The matters discussed in this press release may also involve risks and uncertainties concerning Sparton’s services described in Sparton’s filings with the SEC. In particular, see the risk factors described in Sparton’s most recent Form 10K and Form 10Q. Sparton assumes no obligation to update the forward-looking information contained in this press release.

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